Exhibit 99.1

October 17, 2018 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Third Quarter of 2018

NORTH LIBERTY, IOWA - October 17, 2018 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and nine months ended September 30, 2018.

Three months ended September 30, 2018:

•	Net Income of $19.1 million, Basic Earnings per Share of $0.23,

•	Operating Revenue of $151.3 million,

•	Operating Income of $25.1 million, a 93.3% increase from September 30, 2017,

•	Operating Ratio of 83.4% and 80.7% Non-GAAP Adjusted Operating Ratio(1),

•	Debt-Free Balance Sheet.

Nine months ended September 30, 2018:

•	Net Income of $50.2 million, Basic Earnings per Share of $0.61,

•	Operating Income of $60.2 million, a 12.2% increase from September 30, 2017,

•	Operating Ratio of 87.0% and 84.9% Non-GAAP Adjusted Operating Ratio(1),

•	Cash balance of $120.0 million, a $44.6 million increase from December 31, 2017,

•	Total Stockholders' Equity of $595.0 million and Total Assets of $813.5 million.

Heartland Express Chief Executive Officer Michael Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "We are excited to report our results for the three and nine months ended September 30, 2018, which are our strongest operating results delivered to date since our acquisition of Interstate Distributor Co. ("IDC") on July 6, 2017. We delivered our lowest quarterly operating ratio (83.4% and 80.7% non-GAAP adjusted operating ratio(1)) showing continued sequential improvement over the last three quarters. Consistent with our acquisition plan of IDC, over the past year, we have integrated IDC into the Heartland platform and culture, focused on the most profitable customers and lanes, reduced our overall cost structure, significantly reduced the costs and operating limitations by ending many revenue equipment lease obligations, reduced the average age of our tractors and trailers, and heightened the level of service and safety afforded our customers and drivers. Comparing the third quarter of 2018 to the third quarter of 2017, our first quarter of ownership, the results of these efforts are that our operating ratio has been reduced to our historical and targeted levels and our consolidated operating income has nearly doubled. The freight environment continues to be positive, and our award-winning service continues to be highly valued by our customer base. Looking ahead, Heartland Express is well positioned to capitalize on the ongoing positive freight cycle and well positioned for future periods. I am proud of the hard work and commitment of our drivers and our entire team."

Financial Results

Heartland Express ended the third quarter of 2018 with net income of $19.1 million, compared to $7.9 million in the third quarter of 2017, an increase of $11.2 million (140.9%) which included the positive impacts of $3.6M ($0.04 basic earnings per share) decreased income tax expense due to the reduction in the federal income tax rate from the Tax Cuts and Jobs Act of 2017. Basic earnings per share were $0.23 during the quarter compared to $0.10 basic earnings per share in the third quarter of 2017. Operating revenues were $151.3 million, compared to $182.1 million in the third quarter of 2017, a decrease of $30.8 million (16.9%). Operating revenues for the quarter included fuel surcharge revenues of $21.4 million compared to $21.1 million in the same period of 2017, a $0.3 million increase. Operating revenues decreased 19.3%, excluding the impact of fuel surcharge revenues(1), primarily due to fewer miles driven during the third quarter of 2018 as compared to the same period in 2017. Operating income for the three month period increased $12.1 million primarily due to improved operating margins as we have cycled over the first quarter following the acquisition in 2017 where our financial results were impacted by the lower financial margins of IDC. The Company posted an operating ratio of 83.4%, adjusted operating ratio(1) of 80.7%, and a 12.6% net margin (net income as a percentage of operating revenues) in the third quarter of 2018 compared to 92.9%, 91.9%, and 4.3%, respectively in the third quarter of 2017.

For the nine month period ended September 30, 2018 the Company recorded net income of $50.2 million, compared to $36.6 million in the same period of 2017, an increase of $13.6 million (37.3%) which included the positive impacts of $8.6 million ($0.10 basic earnings per share) decreased income tax expense due to the reduction in the federal income tax rate noted above. Basic earnings per share were $0.61 compared to $0.44 basic earnings per share in the same period of 2017. Operating revenues were $463.8 million, compared to $441.6 million in the same period of 2017. Operating revenues included fuel surcharge revenues of $65.3 million compared to $50.7 million in the same period of 2017, a $14.6 million increase. Operating revenues excluding fuel surcharge revenue(1) increased 1.9%. Operating income for the nine month period increased $6.6 million mainly as a result of improved operating margins and operating expense reductions partially offset by $4.4 million less gains on disposal of property and equipment. The Company posted an operating ratio of 87.0%, an adjusted operating ratio(1) of 84.9% and a 10.8% net margin (net income as a percentage of operating revenues) in the nine months ended September 30, 2018 compared to 87.8%, 86.3% and 8.3%, respectively in 2017.

Balance Sheet, Liquidity, and Capital Expenditures

At September 30, 2018, the Company had $120.0 million in cash balances and no borrowings under the Company's unsecured line of credit. Following the first amendment to our existing line of credit on August 31, 2018, the Company had $90.8 million in available borrowing capacity on the line of credit at September 30, 2018 after consideration of $9.2 million outstanding letters of credit. In addition to the current borrowing base of $100 million, the Company has the ability to increase the available borrowing base by $100 million, subject to normal credit and lender approvals. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $813.5 million and stockholders' equity of $595.0 million.

Net cash flows from operations for the nine months of 2018 were $108.6 million, 23.4% of operating revenue. The primary use of net cash generated from operations during the nine month period ended September 30, 2018 was $42.6 million for net equipment transactions, $5.0 million for dividends, and $25.1 million for the repurchase of our common stock. The average age of the Company's tractor fleet was 1.3 years as of September 30, 2018 compared to 1.8 years at December 31, 2017. The average age of the Company's trailer fleet was 4.2 years at September 30, 2018 compared to 5.1 years at December 31, 2017. The Company expects to continue to reduce the revenue equipment operating lease obligations during the fourth quarter of 2018. Further, the Company expects to end the existing revenue equipment lease obligations and return to the historical owned asset-based operating fleet in the near future. The Company currently anticipates a total of approximately $45 to $50 million in net capital expenditures for calendar year 2018. The Company ended the past twelve months with a return on total assets of 11.1% and a 15.2% return on equity.

The Company continues its commitment to stockholders through the payment of cash dividends and repurchases of common stock. A dividend of $0.02 per share was declared and paid during the third quarter of 2018. The Company has now paid cumulative cash dividends of $475.7 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past sixty-one consecutive quarters.

During the nine months ended September 30, 2018, the Company purchased 1.4 million shares of our common stock for $25.1 million. Our outstanding shares at September 30, 2018 were 81.9 million shares. A total of 6.1 million shares of common stock have been repurchased for $113.8 million over the past four years. The Company has the ability to repurchase an additional 6.9 million shares under the current authorization which would result in 75.0 million outstanding shares if fully executed.

Other Information

During the third quarter of 2018, we continued to deliver award-winning service and safety to our customers, as evidenced by the following awards received:

•	United Sugars - National Dry Van Carrier of the Year

•	Transplace - 2018 Carrier of the Year - National Truckload

•	Logistics Management - Quest for Quality Award, our fifteenth award in the last sixteen years

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to reducing unnecessary or unproductive costs, operational improvements, progress toward our goals, and future capital expenditures are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2017. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-626-3600)

Mike Gerdin, Chief Executive Officer
Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
OPERATING REVENUE	$151,279	$182,114	$463,800	$441,632

OPERATING EXPENSES:
Salaries, wages, and benefits	$55,126	$71,399	$174,694	$169,020
Rent and purchased transportation	4,067	16,619	15,652	21,301
Fuel	27,460	29,739	85,340	73,731
Operations and maintenance	6,469	9,122	20,970	21,951
Operating taxes and licenses	3,938	5,410	12,039	11,845
Insurance and claims	4,407	5,979	12,862	13,339
Communications and utilities	1,416	1,487	4,852	3,623
Depreciation and amortization	25,133	28,784	75,490	74,318
Other operating expenses	5,287	8,047	17,083	18,674
Gain on disposal of property and equipment	(7,156)	(7,471)	(15,410)	(19,845)

	126,147	169,115	403,572	387,957

Operating income	25,132	12,999	60,228	53,675

Interest income	586	238	1,351	950
Interest expense	—	(175)	—	(175)

Income before income taxes	25,718	13,062	61,579	54,450

Federal and state income taxes	6,662	5,146	11,342	17,882

Net income	$19,056	$7,916	$50,237	$36,568

Earnings per share
Basic	$0.23	$0.10	$0.61	$0.44
Diluted	$0.23	$0.09	$0.61	$0.44

Weighted average shares outstanding
Basic	81,965	83,303	82,530	83,296
Diluted	81,992	83,333	82,564	83,336

Dividends declared per share	$0.02	$0.02	$0.06	$0.06

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	September 30,	December 31,
ASSETS	2018	2017
CURRENT ASSETS
Cash and cash equivalents	$120,000	$75,378
Trade receivables, net	55,520	64,293
Prepaid tires	9,898	10,989
Other current assets	25,422	13,782
Income tax receivable	5,366	6,393
Total current assets	216,206	170,835

PROPERTY AND EQUIPMENT	635,857	666,763
Less accumulated depreciation	210,569	223,901
	425,288	442,862
GOODWILL	132,410	132,410
OTHER INTANGIBLES, NET	15,096	17,022
DEFERRED INCOME TAXES, NET	4,424	1,737
OTHER ASSETS	20,091	24,261
	$813,515	$789,127
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$26,431	$14,366
Compensation and benefits	24,200	26,752
Insurance accruals	19,022	21,368
Other accruals	11,811	12,835
Total current liabilities	81,464	75,321
LONG-TERM LIABILITIES
Income taxes payable	5,220	8,147
Deferred income taxes, net	76,443	65,488
Insurance accruals less current portion	55,349	65,526
Total long-term liabilities	137,012	139,161
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2018 and 2017; outstanding 81,927 in 2018 and 83,303 in 2017, respectively	907	907
Additional paid-in capital	3,373	3,518
Retained earnings	739,461	694,174
Treasury stock, at cost; 8,762 in 2018 and 7,386 in 2017, respectively	(148,702)	(123,954)
	595,039	574,645
	$813,515	$789,127

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited, in thousands)

Operating revenue	$151,279	$182,114	$463,800	$441,632
Less: Fuel surcharge revenue	21,371	21,082	65,308	50,706
Operating revenue, excluding fuel surcharge revenue	129,908	161,032	398,492	390,926

Operating expenses	126,147	169,115	403,572	387,957
Less: Fuel surcharge revenue	21,371	21,082	65,308	50,706
Adjusted operating expenses	104,776	148,033	338,264	337,251

Operating income	$25,132	$12,999	$60,228	$53,675
Operating ratio	83.4%	92.9%	87.0%	87.8%
Adjusted operating ratio	80.7%	91.9%	84.9%	86.3%

(a) Operating revenue excluding fuel surcharge revenue and adjusted operating ratio as reported in this press release are based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue.